Perspective Therapeutics Provides Recent Business Highlights and
Reports Full Year 2025 Results

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Lead program VMT-α-NET in neuroendocrine tumors continues to demonstrate a favorable tolerability profile with durable disease control and deepening of tumor response with longer follow-up, as reported at ASCO-GI 2026
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VMT-α-NET study on track to achieve nearly one year of follow-up in all 46 patients in Cohort 2 by mid-2026; analysis to inform patient selection strategy ongoing
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Data across all dose levels in the VMT-α-NET program provide development optionality and support the build-out of a robust clinical evidence package for submission for presentation to more medical conferences and regulatory engagement in 2026
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Clinical updates for all three clinical programs are expected to be submitted for presentation at medical conferences throughout 2026
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Cash, cash equivalents and short-term investments of approximately $145M as of December 31, 2025, together with subsequent equity offering (net proceeds of ~$164 million), expected to be sufficient to fund current planned clinical milestones and operational investments into late 2027

SEATTLE – March 16, 2026 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body, today provided a business update and announced full year results for the year ended December 31, 2025.

“The rich flow of data readouts in 2026 reflects years of dedication by our team to develop transformational new treatment options for patients in need of more choices,” said Thijs Spoor, Perspective’s CEO. “We look forward to evaluating how these results will inform next steps for advancing our lead program VMT-α-NET and contribute to our understanding of the broader potential of our proprietary next-generation targeted radiopharmaceutical technology.”

Advancing the current clinical pipeline

VMT-α-NET

We are conducting a multi-center, open-label, dose-finding study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT).

Updated interim data from the study, as of a data-cut off (DCO) date of December 10, 2025, were presented at the 2026 ASCO Gastrointestinal Cancers Symposium (“ASCO-GI 2026”). Highlights from the updated analysis included the following:

Safety findings based on 56 patients who received at least one treatment:

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The 56 patients in this safety analysis comprised 2 patients in Cohort 1 (2.5 mCi), 46 patients in Cohort 2 (5.0 mCi), and 8 patients in Cohort 3 (6.0 mCi).
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There were no reports of dose limiting toxicities (DLTs), treatment-related discontinuations, serious renal complications, dysphagia, or clinically significant treatment-related myelosuppression.
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Grade 3 or higher treatment-emergent adverse events were reported in 21 patients (37.5%). One of these patients, who was enrolled in Cohort 3, experienced a transient Grade 4 event (lymphocyte count decrease). This event was transient and resolved without medical intervention. The patient continues to receive [212Pb]VMT-α-NET treatment. There were no Grade 5 events.
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Serious adverse events were reported in 5 patients, with none deemed related to the study medication.

Anti-tumor activity reported at ASCO-GI in January 2026, based on both patients in Cohort 1 and 23 (half) of the patients enrolled in Cohort 2:

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Updated efficacy analysis in the same 25 patients from ESMO Congress 2025 (“ESMO 2025”) in October 2025 was presented with an additional ~13 weeks of follow-up since the previous presentation at ESMO 2025.
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19 of the 25 patients (76%) were without progression and remained alive, including both patients in Cohort 1.
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Nine (39%) patients in Cohort 2 were observed to have response according to investigator-assessed RECIST v1.1. Eight (35%) of those responses were confirmed and previously reported at ESMO 2025. One additional patient experienced an initial response in their most recent tumor assessment after the prior update at ESMO 2025. As the patient remains on study, the patient is expected to receive a subsequent tumor assessment.
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Seven patients were observed to have deepening of best response, including one patient with stable disease.

As of February 28, 2026, the first 23 patients in Cohort 2 would have had the opportunity for at least 48 weeks of follow-up since beginning treatment. By mid-2026, we expect all 46 patients in Cohort 2 would have had the opportunity for at least 48 weeks of follow-up since beginning treatment.

Cohort 3 opened in June 2025 after alignment was reached with the FDA, as previously agreed prior to the initiation of this study in 2023. Patients in Cohort 3 are receiving up to four fixed administered doses of [212Pb]VMT-α-NET at 6.0 mCi, every eight weeks, if they weigh more than 60kg (133lb), or 100μCi/kg of body weight if they weigh less than or equal to 60kg.

After the opening of Cohort 3 was announced in June 2025, eight Cohort 3 patients commenced treatment and contributed to dose-limiting toxicity (DLT) assessment by a safety monitoring committee (SMC). The DLT assessment is now complete, and we are cleared to treat more patients at this dose, with an additional eight patients already treated as of February 28, 2026, for a total of 16 patients in Cohort 3.

By mid-2026, the eight DLT patients in Cohort 3 would have had the opportunity for at least 32 weeks of follow-up since beginning treatment, sufficient time to have completed at least one scan following the full course of treatment.

We believe our clinical data package positions us for meaningful regulatory engagement in 2026 to align on the path forward.

During the dose finding phase of the study, we enrolled primarily NETs patients whose disease originated in the pancreas or the digestive track. We have allowance for enrollment of NETs patients whose disease originated in the lung (of which small cell lung cancer is a subset), and pheochromocytoma/paraganglioma NETs, as well as SSTR2+ meningioma.

VMT01

VMT01 is a MC1R-targeted RPT that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy.

We are conducting a multi-center, open-label, dose-finding study (clinicaltrials.gov identifier NCT05655312) in heavily pre-treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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Most recently, patients have received treatments at 3.0 mCi, either as monotherapy or in combination with nivolumab, a PD-1 blocking antibody developed and marketed by Bristol Myers Squibb as Opdivo®.
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Since dosing re-opened for 3.0 mCi of VMT01 as monotherapy, and was initiated for 3.0 mCi of VMT01 in combination with nivolumab in September 2025, 10 patients had received VMT01 3.0 mCi treatment as of February 28, 2026; six patients had received VMT01 at 3.0 mCi in combination with nivolumab, and four patients had received 3.0 mCi of VMT01 as monotherapy, in addition to the three patients who received this monotherapy dose in late 2023. Both cohorts are now closed for enrollment.

By late 2026, the 10 patients who had received VMT01 3.0 mCi treatment since the initiation or re-opening of these cohorts in September 2025 would have had the opportunity for at least 24 weeks of follow-up after their initial doses, sufficient time to have completed at least one scan after the full course of treatment (up to three doses every eight weeks).

PSV359

We designed PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb or 68Ga and 64Cu to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

As of February 28, 2026, two patients in Cohort 1 had been treated with [212Pb]PSV359 at 2.5 mCi, and six patients in Cohort 2 had been treated at 5.0 mCi, for a total of eight patients. By late 2026, these patients would have had the opportunity for at least 32 weeks of follow-up after their initial doses, sufficient time to have completed at least one scan after the full course of treatment (up to four doses every eight weeks). Activation activities are underway for additional sites.

Updates to the preclinical pipeline

Our discovery team is preparing additional novel constructs for potential first-in-human (FIH) imaging. If and when those constructs meet our criteria for further development, we plan to proceed with pre-IND filing activities. During the fourth quarter of 2025, we decided not to pursue further development of one early-stage preclinical asset, while activities continue on multiple other preclinical assets.

Updates on manufacturing infrastructure

We continue to make progress on expanding our manufacturing capabilities by increasing and enhancing capacity at existing facilities and building out recently acquired sites.

Full Year 2025 Financial Summary

Cash, cash equivalents, and short-term investments as of December 31, 2025 were approximately $145 million as compared to $227 million as of December 31, 2024. In February 2026, we announced the closing of an underwritten offering of securities with net proceeds of approximately $164 million after deducting underwriting discounts and commissions and other offering-related expenses. We believe our cash, cash equivalents and short-term investments as of December 31, 2025, together with the net proceeds from the February 2026 offering, will be sufficient to fund our current clinical milestones and operational investments into late 2027.

As of December 31, 2025, we had approximately 74.3 million shares of common stock and approximately 10.9 million warrants and options to purchase shares of common stock outstanding. In connection with the February 2026 underwritten offering of securities noted above, we issued 39.6 million shares of common stock along with pre-funded warrants to purchase 6.6 million shares of common stock.

Grant revenue was $0.9 million for the year ended December 31, 2025, compared to approximately $1.5 million for the year ended December 31, 2024. Grant revenue is derived from our work with the National Institutes of Health.

Research and development expenses were $84.2 million for the year ended December 31, 2025, compared to $41.6 million for the year ended December 31, 2024, an increase of approximately 102%. The increase in research and development expenses was primarily related to increased clinical site activities, drug program costs and delivery costs along with higher personnel costs, including share-based compensation.

Research and development expenses additionally included a $10.0 million non-cash impairment loss for the three months ended December 31, 2025, in connection with our decision to deprioritize an early-stage preclinical asset within our in-process research and development portfolio. This early-stage preclinical asset was acquired as part of the merger between Viewpoint Molecular Targeting, Inc. and Isoray, Inc. in February 2023.

General and administrative expenses were $30.2 million for the year ended December 31, 2025, compared to $26.6 million for the year ended December 31, 2024, an increase of approximately 14%. The increase in general and administrative expenses for the year ended December 31, 2025 was primarily due to increased personnel costs, partially offset by decreased fees for professional services.

Total operating expenses for the year ended December 31, 2025 were $114.4 million (including a non-cash, one-time impairment loss for a preclinical asset of $10.0 million), compared to $92.3 million for the same period in 2024 (including a non-cash, one-time goodwill impairment charge of $24.1 million), an increase of approximately 24%.

Net loss for the year ended December 31, 2025 was $103.1 million, or $1.40 per basic and diluted share, compared to a net loss of $79.3 million, or $1.23 per basic and diluted share, for the same period in 2024. During the year ended December 31, 2025, there was a net benefit of $7.7 million in net interest income and other expense, compared to a net benefit of $10.5 million in net interest income and other expense during the year ended December 31, 2024.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's neuroendocrine tumor (VMT-α-NET), melanoma (VMT01), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include express or implied statements concerning, among other things, the Company's expectations regarding cash runway; the Company’s manufacturing and distribution plans and capabilities; the Company’s clinical and preclinical development plans and the expected timing for the release of additional data from its development programs; the Company’s expectations regarding its interactions with regulatory agencies and the expected timing thereof; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Known risk factors include that the Company’s preclinical development plans and clinical trials may be more costly or take longer to complete than anticipated, or may never be completed, or may not generate results that warrant future development of the tested product candidate; the Company may elect to change its strategy regarding its product candidates and development activities; economic and market conditions may worsen; and risks related to the sufficiency of the Company’s cash resources for its future operating expenses and capital expenditures. A more complete discussion of the risks and uncertainties facing the Company appears under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contact:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Perspective Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except shares and par value data)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$30,629	$61,580
Short-term investments	114,108	165,336
Accounts receivable, net of allowance for doubtful accounts: $375 and $543	6	116
Prepaid expenses and other current assets	3,646	4,128
Total current assets	148,389	231,160
Noncurrent assets:
Property and equipment, net	76,597	57,321
Right-of-use asset, net	1,500	2,215
Intangible assets, in-process research and development	40,000	50,000
Other assets, net	486	405
Total assets	$266,972	$341,101

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$20,511	$10,343
Lease liability	623	957
Accrued personnel expenses	7,489	5,478
Note payable	56	52
Deferred Income	-	1,400
Total current liabilities	28,679	18,230
Noncurrent liabilities:
Lease liability, net of current portion	1,005	1,428
Note payable, net of current portion	1,569	1,625
Deferred Income, net of current portion	26,600	26,600
Deferred tax liability	1,702	2,495
Other noncurrent liabilities	386	55
Total liabilities	59,941	50,433

Stockholders’ equity:
Preferred stock, $0.001 par value; 7,000,000 shares authorized; 5,000,000 designated Series B convertible preferred stock; no shares issued	-	-
Common stock, $0.001 par value; authorized 750,000,000 shares; issued 74,337,990 and 70,671,464 shares	74	70
Additional paid-in capital	541,687	522,368
Accumulated other comprehensive income (loss)	110	(51)
Accumulated deficit	(334,840)	(231,719)
Total stockholders’ equity	207,031	290,668

Total liabilities and stockholders’ equity	$266,972	$341,101

Perspective Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Dollars and shares in thousands, except for per-share amounts)

	Year Ended December 31,
	2025	2024

Grant revenue	$884	$1,454

Operating expenses:
Research and development	84,215	41,638
General and administrative	30,233	26,613
Goodwill impairment	-	24,062
Loss on disposal of property and equipment	-	27
Total operating expenses	114,448	92,340

Operating loss	(113,564)	(90,886)

Total non-operating income, net	9,136	10,459

Net loss from continuing operations	(104,428)	(80,427)
Net gain (loss) from discontinued operations	514	(949)
Net loss before deferred income tax benefit	(103,914)	(81,376)
Deferred income tax benefit	793	2,097
Net loss	$(103,121)	$(79,279)

Basic and diluted loss per share:
Loss from continuing operations	$(1.41)	$(1.22)
Gain (loss) from discontinued operations	0.01	(0.01)
Basic and diluted loss per share	$(1.40)	$(1.23)

Weighted-average shares used in computing net loss per share:
Basic and diluted	73,813	64,425

Unrealized gain (loss) on available-for-sale securities	$161	$(51)
Comprehensive loss	$(102,960)	$(79,330)